EXHIBIT 10.41

                             SUPPLEMENTAL AGREEMENT

                                  REGARDING THE
                 AMENDED AND RESTATED CASECNAN PROJECT AGREEMENT

This Supplemental Agreement (the "Agreement") is dated September 29, 2003 and is by and between CE CASECNAN WATER AND ENERGY COMPANY, INC., a Philippine
corporation (hereinafter referred to as the "Operator" or "CE Casecnan"), with offices at 24th Floor, 6750 Ayala Avenue, Makati, Metro Manila, Philippines,
represented herein by David A. Baldwin, its President, who is duly authorized to represent it in this Agreement and the NATIONAL IRRIGATION ADMINISTRATION, a government owned and controlled corporation attached to the Department of
Agriculture of the Republic of the Philippines (hereinafter referred to as
"NIA"), with principal offices at Elliptical Road, Diliman, Quezon City,
Philippines, represented herein by Jesus Emmanuel M. Paras, its Administrator, who is duly authorized to represent it in this Agreement.

WHEREAS, NIA and CE Casecnan are parties to that certain Amended and Restated
Project Agreement, dated June 26, 1995 (including the schedules thereto, the
"Project Agreement").

WHEREAS, there exist disputes between NIA and CE Casecnan with respect to the
Project Agreement and such disputes are currently the subject of an
International Chamber of Commerce arbitration proceeding styled as Case No.
12284/TE - CE Casecnan Water and Energy Company, Inc. v. National Irrigation
Administration.

WHEREAS, NIA and CE Casecnan wish to document their settlement of the disputes and certain other matters related to the Project, including inter alia, to amend the Project Agreement to eliminate the increases in the Water Delivery Fee payable by NIA claimed to be due under Article 11 thereof and to reduce the obligations of NIA in respect of Water Delivery Fees and Energy Delivery Fees thereunder.

NOW THEREFORE, for and in consideration of the foregoing premises, and the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                               DEFINITION OF TERMS

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given thereto in the Project Agreement.

"CO Water" means the volume of water, expressed in cubic meters, available for delivery by the Casecnan Project but which is not delivered to NIA as a result of NIA's failure to accept energy deliveries at a capacity up to 150MW as provided in Section 2.5 at any time and up to 490,000,000 kWh in any Contract
Year. The

definition of "V" as used in Fifth Schedule of the Project Agreement shall be construed in accordance with this definition of CO Water.

"CO Water Fee" has the meaning given thereto in Section 2.5(c) of this
Agreement.

"Closing Date" means the date on or after the date on which each of the conditions in Section 5.1 have been met, but in no event later than October 15,
2003, which is mutually agreed to by NIA and CE Casecnan for closing.

"Contract Year" means each period from 10:00 am on December 25 in one calendar year to 10:00 am on December 25 in the immediately succeeding calendar year.

"Delivered Water" means the volume of water, expressed in cubic meters, which during the relevant time period was delivered to the Water Delivery Point.

"ICC Arbitration" means International Chamber of Commerce Case No. 12284/TE - CE
Casecnan Water and Energy Company, Inc. v. National Irrigation Administration.

"RoP Bond" means a ten-year bond of the Republic of the Philippines in the form attached hereto as Exhibit B with a principal amount of not more than US$97 million.

"Settlement Documents" means this Agreement, the RoP Bond and all other documents ancillary to any of the foregoing to which any of CE Casecnan Water and Energy Company, Inc., NIA, the Republic of the Philippines or any other
Philippine government agency or instrumentality is a party.

"Settlement Amount" has the meaning given thereto in Section 4.1.

"Threshold Volume" means for each Month commencing after December 25, 2008,
700,000,000 cubic meters.

"Total Available Water" for the relevant time period means the sum of (i)
Delivered Water plus (ii) CO Water.

"Water Delivery Rate" equals the per cubic meter price for water for each Month, as shown in Annex I.

1.2 References. Any reference in this Amendment to an "Article," "Part,"
"Section", "Exhibit" or "Schedule" is a reference to an article, part or section hereof or a schedule hereto.

                                    ARTICLE 2

                       AMENDMENTS TO THE PROJECT AGREEMENT

2.1 Amendments to Definitions. Article 1 of the Project Agreement is hereby amended by adding thereto the following new definitions:

              "Article 11 Taxes" means any and all present or future taxes
              (including without limitation real estate and personal property taxes, assessments, and other charges in respect of the Project equipment, structures and improvements (all of the foregoing,
              "Real Property Taxes"), stamp taxes, registration fees and business taxes,), duties, levies, imposts, or other fees or charges, and other levies of any kind whatsoever imposed,
              collected or claimed by or paid or payable to or at the direction or for the account of any Governmental Authority to which the
              Operator, the Project, any component parts of the Project or the
              Project documents are or may at any time be or become subject and all amounts by which the Operator (whether as direct obligor or withholding agent) is required to increase its payments to the holders of the Operator's Current Indebtedness (including without limitation all amounts which the Operator is required to pay or remit as withholding taxes on interest payments to the holders of the Operator's Current Indebtedness), provided however that
              Article 11 Taxes shall not include (i) any Philippine value-added taxes (which shall be reimbursed in accordance with normal VAT regulations), (ii) any taxes imposed or calculated on the basis of the net income of the Operator, and (iii) the levy of 1 centavo per kWh of generation pursuant to Energy Regulation 1-94.

              "Operator's Current Indebtedness" means the $125,000,000 11.45%
              Series A Notes and $171,500,000 11.95% Series B Bonds of CE
              Casecnan Water and Energy Company, Inc.

              "Water Delivery Fee" means the Guaranteed Water Delivery Fee plus the Variable Delivered Water Delivery Fee minus the Water Delivery
              Fee Credit, all as provided for herein.

2.2 Amendments to Article 11. Article 11 of the Project Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                                   ARTICLE 11

                                      TAXES

              11.1 RESPONSIBILITIES. (a) NIA shall not pay any Article 11 Taxes for or on behalf of the Operator. As part of the recovery of its investment, however, the Operator shall invoice NIA for and NIA shall be responsible for as an additional payment hereunder an amount equal to all Article 11 Taxes.

              (b) (i) On or about the 10th day of each January, April, July and
              October, the Operator shall advise NIA of the Article 11 Taxes
              (other than interest withholding taxes in respect of the
              Operator's Current Indebtedness) which it then anticipates having to pay within the current calendar quarter, provided that NIA acknowledges that such advice

              shall be indicative only and the failure to so advise NIA of any
              Article 11 Tax which is in fact paid by CE Casecnan shall not reduce or alter NIA's obligation to pay such tax if invoiced in accordance with paragraph (c) below.

              (ii) On or about the 10th day of each January, April, July and
              October, the Operator shall advise NIA of the bond interest withholding taxes in respect of the Operator's Current
              Indebtedness which it then anticipates invoicing NIA on the immediately succeeding quarter, respectively, provided that NIA acknowledges that such advice shall be indicative only and the failure to so advise NIA of any Article 11 Tax which is in fact paid by CE Casecnan shall not reduce or alter NIA's obligation to pay such tax if invoiced in accordance with paragraph (c) below.

              (c) Together with the invoices delivered by the Operator pursuant to Section 7.6 of the Project Agreement on each January 25, April
              25, July 25 and October 25, the Operator will deliver to NIA an invoice (separate from the invoices in relation to water and energy) in respect of any Article 11 Taxes (other than interest withholding taxes with respect to the Operator's Current
              Indebtedness) which have been paid by the Operator in the
              immediately preceding calendar quarter, and NIA shall pay to the
              Operator the amount of such invoice within ninety (90) days after the delivery of such invoice. Interest withholding taxes with respect to the Operator's Current Indebtedness shall be invoiced on each January 25, April 25, July 25 and October 25and NIA shall pay to the Operator the amount of such invoice within ninety (90)
              days after the delivery of such invoice. The Operator shall provide to NIA documentation evidencing the payment of all such taxes included within the invoiced amount.

              (d) Attached hereto as the Tenth Schedule is the Operator's current estimate of the Article 11 Taxes which will become due and payable through the remainder of the Cooperation Period.
              Inaccuracies in the Tenth Schedule shall not in any way reduce or alter NIA's obligation to reimburse the Operator for any and all
              Article 11 Taxes actually paid by the Operator, as provided in this Article 11.

              (e) CE Casecnan shall not pay any Real Property Taxes unless and until it shall have been directed to do so in writing by NIA, with the concurrence of the Department of Finance, provided that CE
              Casecnan may pay such Real Property Taxes under protest if CE
              Casecnan has not received such a direction to pay and faces the risk of imminent assessment of penalties for non-payment and CE
              Casecnan has notified NIA in writing of such imminent risk, unless
              NIA and the Department of Finance jointly agree in writing (prior to any such penalties accruing) to be responsible for any such penalties in which event CE Casecnan shall not so pay. If paid by
              CE Casecnan, such Real Property Taxes shall be reimbursed as provided for in paragraph (c) above.

              11.2 TAX CREDIT OR PAYMENT CERTIFICATE. NIA shall have no
              obligation to reimburse the Operator for any Article 11 Taxes as to which it has delivered to the Operator a certificate or other evidence, in form and substance satisfactory to the Operator, from the Philippine Bureau of Internal Revenue or such other Philippine
              Government Authority which has levied the applicable Article 11
              Tax, exempting the Operator from the payment and/or evidencing remittance or credit (without the need for payment) of such
              Article 11 Tax, or otherwise ensuring that CE Casecnan has no liability or cash outflow for such taxes, such certificate or evidence to be delivered prior to the date on which such Article
              11 Tax is due. NIA shall indemnify and hold harmless the Operator against all claims, losses and demands in respect of any Article
              11 Taxes so exempted or as to which other evidence of no liability is provided.

              11.3 PAYMENTS FREE AND CLEAR. All sums payable by NIA under
              Section 11.1 shall be paid in full, without set-off or
              counterclaim, free of any deductions and withholdings imposed by any Governmental Authority, all of which shall be for the account of NIA.

2.3 Payments for Water. NIA shall pay for water in accordance with the relevant provisions of the Fifth Schedule of the Project Agreement and the following provisions, provided that to the extent of any inconsistencies between the Fifth
Schedule and the following provisions, the following provisions shall prevail:

(a) The Water Delivery Fee shall be equal to the Guaranteed Water Delivery Fee plus the Variable Delivered Water Delivery Fee minus the Water Delivery Fee
Credit (as such term is defined in Section (f)(i) below), and shall be calculated on a monthly basis and be payable in Dollars at the end of each
Month:

(b) (i) For each Month through to the Month ending on December 25, 2008 the
Guaranteed Water Delivery Fee shall equal the Water Delivery Rate multiplied by
66,825,000 cubic meters (corresponding to 801.9 million cubic meters per year)
and (ii) for each Month beginning with the Month commencing December 25, 2008 the Guaranteed Water Delivery Fee shall equal the Water Delivery Rate multiplied by 58,333,333 cubic meters (corresponding to 700 million cubic meters per year).

(c) The actual volume of Delivered Water and CO Water in any Month greater than or less than (i) prior to the Month beginning on December 25, 2008, 66,825,000 cubic meters and (ii) after the Month beginning on December 25, 2008, 58,333,333 cubic meters, will not result in any increases or reductions of the Guaranteed
Water Delivery Fee. Each of NIA and CE Casecnan understands and acknowledges that the 66,825,000 cubic meter and 58,333,333 cubic meter monthly figures are mathematical averages of annual figures and therefore do not bear any relationship to water flows in any particular Month.

(d) For each Month through the Month ending December 25, 2008, the Variable
Delivered Water Delivery Fee shall be zero and for each Month beginning with the
Month commencing December 25, 2008 through the end of

the Cooperation Period, the Variable Delivered Water Delivery Fee shall be payable only from the date when the cumulative Total Available Water for the then current Contract Year exceeds 700,000,000 cubic meters and (i) for the first Month in each such Contract Year shall equal the Water Delivery Rate multiplied by the amount obtained by subtracting 700,000,000 from the Total
Available Water for the Contract Year through the end of such first Month during which the Total Available Water has exceeded 700,000,000 cubic meters and (ii)
for subsequent Months of the same Contract Year, the Variable Delivered Water
Delivery Fee shall equal the Water Delivery Rate multiplied by the Total
Delivered Water for such Month, in cubic meters, but shall only be payable to the extent the cumulative Total Available Water from December 25, 2008 for which
CE Casecnan has been paid is less than 1,324,700,000 cubic meters (i.e., is less than 101,900,000 (being the difference between 801,900,000 and 700,000,000) x 13
(being the number of years in the Cooperation Period from December 2008 through
December 2021)).

(e) When in the aggregate Variable Delivered Water Delivery Fees plus CO Water
Fees have been earned on 1,324,700,000 cubic meters of water, the Variable
Delivered Water Delivery Fee shall be zero for the remainder of the Cooperation
Period (i.e., from the date such amount has been earned through December 11,
2021).

(f)(i) The Water Delivery Fee Credit shall be applicable only for each of the 60
       Months from December 25, 2008 through December 25, 2013 and shall equal the Water Delivery Rate as at December 25, 2008 (i.e.: 0.07381 US$/m3)
       multiplied by the sum of each Annual Water Credit divided by 60. The
       Annual Water Credit for each Contract Year starting from December 25,
       2003 and ending on December 25, 2008 shall equal 801,900,000 minus the
       Total Available Water for each Contract Year starting from December 25,
       2003 and ending on December 25, 2008 (in cubic meters).

       (ii) For any year, the Annual Water Credit may be positive or negative, provided that if the Total Available Water for any Contract Year is less than 700,000,000, the Annual Water Credit shall be 101,900,000.

       (iii) If the Water Delivery Fee Credit is negative (i.e., over the 5-year period from December 25, 2003 through December 25, 2008 CE Casecnan has delivered more water on an annual average basis than 801,900,000 cubic meters), then NIA shall retain the benefit of the over-deliveries at no additional charge and the Water Delivery Fee Credit shall have no further force or effect hereunder.

2.4 Payments for Variable Energy. (a) NIA shall pay for energy in excess of the
19,000,000 kWh per month (228,000,000 kWh per year) in accordance with the relevant provisions of the Fifth Schedule of the Project Agreement and the
following provisions, provided that to the extent of any inconsistencies between the Fifth Schedule and the following provisions, the following provisions shall prevail.

(b) Each reference in the Project Agreement to "Excess Energy Delivery Fee",
"Excess Energy" and "EEDF" are hereby deleted and replaced with the words
"Variable Energy Delivery Fee", "Variable Energy" and "VEDF", respectively.

(c) Each reference in the Project Agreement to "CERA(EE)" is deleted and replaced with "CERA(VE)"

(d) The definition of the term CERA(VE) in the Project Agreement is deleted in its entirety and replaced with the following:

       CERA(VE) equals the unit price for electrical energy delivered in any
       Month in excess of 19,000,000 kWh (as shown in Annex II), established at
       (i) for each Month through the Month ending on December 25, 2008, $0.1509
       (15.09 U.S. cents) per kilowatt-hour (kWh), and (ii) for each Month commencing with the Month beginning on December 25, 2008, $0.1132 (11.32
       U.S. cents) per kWh and escalated annually thereafter commencing December
       25, 2009 at the rate of 1.00% per annum (e.g., for the billing period commencing December 25, 2009, the Variable Energy Fee per kWh shall be
       US$0.1143 (i.e., 0.1132 + (0.1132 x .01)) and for the billing period commencing December 25, 2010, the Variable Energy Fee per kWh shall be
       US$0.1154 (i.e., 0.1143 + (0.1143 x .01))); provided, however, that, with effect from October 15, 2003, the unit price for electrical energy in excess of 490,000,000 kWh delivered in any Contract Year shall be 1.30
       Philippine Pesos per kWh for each Month through the Month ending on
       December 25, 2008 and for each Month commencing with the Month beginning on December 25, 2008 shall be 0.98 Philippine Pesos per kWh and escalated annually thereafter commencing December 25, 2009 at the rate of 1.00% per annum, provided further that, also with effect from October 15, 2003, electrical energy in excess of 550,000,000 kWh delivered in any Contract
       Year shall be delivered at no charge (i.e., each of CERA(GE) and CERA(VE)
       for such amounts shall be zero).

2.5 Dispatch Protocol. (a) NIA shall make a demand forecast available to CE
Casecnan on a weekly basis. NIA, from time to time, shall advise CE Casecnan of
NIA's preferred dispatching sequence of the Casecnan Project. NIA shall endeavor to dispatch the Casecnan Project at the agreed maximum of 150MW and shall at the request of CE Casecnan endeavor to dispatch for more than 12 hours each day. Any dispatch above 150MW shall be at NIA's sole option.

(b) Notwithstanding paragraph (a) above, if NIA does not dispatch the Project at the agreed 150MW maximum load, and if water is available for delivery to NIA during any hour of each day (24 hours per day), NIA shall pay CE Casecnan for the calculated energy (CO) corresponding to the amount of actual water spilled based upon the 150MW maximum load during any hour of each day (24 hours per day)
provided that in no event shall CO be due and payable for any Contract Year if actual energy delivered for such Contract Year paid for by NIA is equal to or greater than 490,000,000 kWh.

CE Casecnan shall send NIA (with copy to NPC) a separate monthly statement of
CO, provided that actual CO shall only be payable yearly at the end of each
Contract Year after determination as to whether actual generation for such
Contract Year equal to or greater than 490,000,000 kWh has been paid for by NIA.

If NIA has paid for 490,000,000 kWh or more of energy for such Contract Year, no
CO shall be due and payable. If NIA has paid for less than 490,000,000 kWh for such Contract Year, CE Casecnan shall invoice the aggregate amount of CO for such Contract Year as set forth in each monthly statement up to an amount which, when added to the energy actually paid for by NIA, equals 490,000,000 kWh.

(c) In addition, if NIA does not dispatch the Project at the agreed 150MW maximum load, and if water is available for delivery to NIA during any hour of each day (24 hours per day), NIA shall pay CE Casecnan for CO Water corresponding to the amount of actual water spilled based upon the 150MW maximum load during any hour of each day (24 hours per day) provided that in no event shall CO Water be due and payable for any Contract Year if Delivered Water for such Contract Year paid for by NIA is equal to or greater than 801,900,000 cubic meters.

CE Casecnan shall send NIA a separate monthly statement of CO Water, provided that actual CO Water shall only be payable yearly at the end of each Contract
Year after determination as to whether Delivered Water for such Contract Year equal to or greater than 801,900,000 cubic meters has been paid for by NIA.

If NIA has paid for 801,900,000 cubic meters or more of Delivered Water for such
Contract Year, no CO Water shall be due and payable. If NIA has paid for less than 801,900,000 cubic meters for such Contract Year, CE Casecnan shall invoice the aggregate amount of CO Water for such Contract Year as set forth in each monthly statement up to an amount which, when added to the Delivered Water actually paid for by NIA, equals 801,900,000 cubic meters.

(d) Notwithstanding paragraph (c) above, for the period from December 25, 2003 through December 25, 2008, CE Casecnan shall include in any determination of
Total Available Water for the purpose of determining the Annual Water Credit the aggregate amount of CO Water for each Contract Year as set forth in each monthly statement, up to an amount which, when added to the Delivered Water actually paid for by NIA, does not exceed 888,000,000 cubic meters.

(e) NIA and NPC shall have the right to verify the computation of CO or set up a procedure or protocol to monitor or verify water spillage. If considered practicable by CE Casecnan, CE Casecnan shall install new facilities to reduce the spillage of water.

(f) CO and CO Water shall be calculated and due and payable in accordance with the forgoing from and after September 29, 2003. No further payments in respect of CO shall be due and payable for the period from December 11, 2001 through
September 28, 2003.

(g) This Section 2.6 (Dispatch Protocol) supplements the Second Schedule
(Operating Parameters) of the Project Agreement.

2.6 Annexes I and II. The text of Annex I and Annex II referred to above is attached to this Agreement as Exhibit C.

2.7 Tenth Schedule. The Project Agreement is hereby amended by adding thereto a new schedule, designated the Tenth Schedule, as set forth as Exhibit D to this
Agreement.

                                    ARTICLE 3

COMPLIANCE WITH ER 1-94

3.1. CE Casecnan to Comply with ER 1-94. CE Casecnan hereby acknowledges and agrees that it shall pay the tax of 1 centavo per kWh of generation for the benefit of the host community, and as and when described in Energy
Regulation1-94 as in effect on the date of this Agreement. CE Casecnan acknowledges that the levy of 1 centavo per kWh of generation pursuant to Energy
Regulation 1-94 shall not be reimbursable from NIA.

                                    ARTICLE 4

                                   SETTLEMENT

4.1 Settlement. In consideration of settling all amounts paid to date for taxes
(apart from VAT, which shall be reimbursed in accordance with normal VAT regulations) for which NIA was obligated under the Project Agreement to reimburse CE Casecnan, and in consideration of all other concessions provided herein, NIA shall pay to CE Casecnan the sum of one hundred fourteen million six hundred and ninety two thousand six hundred and twenty nine United States
Dollars (US$114,692,629) plus thirty nine million nine hundred and ninety seven thousand nine hundred and forty one Philippine pesos (Php. 39,997,941) (the
"Settlement Amount") of which the sum of seven million six hundred and ninety two thousand six hundred and twenty nine United States Dollars (US$7,692,629)
plus thirty nine million nine hundred and ninety seven thousand nine hundred and forty one Philippine pesos (Php. 39,997,941) represents taxes paid since the commencement of operations through June 30, 2003 and the detail of which is set forth on Exhibit A hereto.

4.2 Cash Payment. Not less than the sum of seventeen million six hundred and ninety two thousand six hundred and twenty nine United States Dollars
(US$17,692,629) plus thirty nine million nine hundred and ninety seven thousand nine hundred and forty one Philippine pesos (Php. 39,997,941) of the Settlement
Amount shall be due and payable in cash on the Closing Date. The US dollar amount shall be paid by wire transfer of immediately available funds to the account of CE Casecnan set forth below:

                  THE JP MORGAN TRUST COMPANY

                  ABA 021000021 CTCC OPERATING ACCOUNT NO. 507-874439

                  RE: 126535.5 CE CASECNAN REVENUE ACCOUNT

The Philippine peso amount shall be paid by wire transfer of immediately available funds to the account of CE Casecnan set forth below:

                  CITIBANK, NA

                  9TH FLOOR, CITIBANK TOWER, 8741 PASEO DE ROXAS, MAKATI CITY

                  ACCOUNT NO. 0-602776-018

                  RE: CE CASECNAN WATER AND ENERGY COMPANY, INC.

NIA shall have the option, in its sole discretion, of paying more of the
Settlement Amount in cash on the Closing Date, in which event the principal amount of the RoP Bond shall reduce dollar for dollar for each dollar of cash so paid in excess of seventeen million six hundred and ninety two thousand six hundred and twenty nine United States Dollars (US$17,692,629).

4.3 RoP Bond. The balance of the Settlement Amount not paid in cash shall be paid in the form of delivery of the RoP Bond to and in the name of CE Casecnan, which shall be delivered on or prior to the Closing Date. It is understood that
NIA is the party liable for the Settlement Amount, and it also understood that
NIA is the beneficiary of the RoP Bond. NIA shall exert its best efforts to obtain from the DOF the issuance of the RoP Bond for the specific purpose of making available the Settlement Amount to NIA by investing or purchasing NIA issued bonds or other credit instruments. NIA shall obtain the cooperation of the Department of Finance to provide necessary disclosure materials with respect to the RoP Bond, and provide other marketing information as necessary if CE
Casecnan decides to assign the RoP Bond to a third party.

4.4 CE Casecnan Delay Damages. In full and final settlement of any and all claims whatsoever in respect of late completion of the Project, CE Casecnan shall pay to NIA the sum of one million six hundred thousand United States
Dollars (US$1.6 million) in cash on the Closing Date. Such payment shall be made by cashiers check delivered to NIA.

4.5 Income Tax Liability. In full and final settlement of any Philippine income tax liability in respect of receipt by CE Casecnan of the Settlement Amount, CE
Casecnan shall pay to the Bureau of Internal Revenue Philippine income tax in the amount of twenty four million three hundred and eighty three thousand and thirty five United States Dollars (US$24,383,035) ("Final Settlement Taxes"), as
confirmed by the Bureau of Internal Revenue on or before closing, such amount to be paid by CE Casecnan to the Bureau of Internal Revenue on or prior to the
Closing Date as an advance payment of 2003 Philippine income taxes on the
Settlement Amount pursuant to a special tax return filed with the Philippine
Bureau of Inland Revenue as set forth in Exhibit E hereto.

4.6 No Set-Off. All sums payable by NIA hereunder shall be paid in full, without set-off or counterclaim, free of any deductions and withholdings imposed by any
Governmental Authority, all of which shall be for the account of NIA. In the event that NIA is required by law to make deductions or withholdings from its payments to CE Casecnan, then NIA shall pay such additional amounts to CE
Casecnan as may be necessary in order that the actual amount received after deduction or withholding (and after payment of any additional Taxes or other charges due as consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required.

                                    ARTICLE 5

                        CONDITIONS PRECEDENT AND CLOSING

5.1 Conditions to Effectiveness. Sections 8.2, 8.3, 8.6 and 8.9 of this
Agreement shall be effective upon full execution and delivery hereof. The effectiveness of each other provision of this Agreement is conditional upon satisfaction of the following conditions:

(a) delivery to CE Casecnan of a copy of resolutions adopted by the Board of
Directors of NIA authorizing the execution, delivery and performance by NIA of this Agreement;

(b) delivery to CE Casecnan of evidence reasonably satisfactory to CE Casecnan that the IAC/EPIRA issues have been resolved to the satisfaction of the Power
Sector Assets and Liabilities Management Corporation by virtue of this
Agreement;

(c) delivery to CE Casecnan of a copy of the approval of the cabinet level committee of the Investment Coordinating Committee;

(d) delivery to CE Casecnan of an opinion of NIA's counsel, the OGCC, as to the due authorization, approval and execution of this Agreement and of the consummation of the transactions contemplated hereby and as to the validity, legality and enforceability of the same.

(e) delivery to NIA of a copy of resolutions adopted by CE Casecnan's Board of
Directors authorizing the execution, delivery, and performance by CE Casecnan of this Agreement;

(f) delivery to NIA of a copy of resolutions adopted by the executive committee of MidAmerican Energy Holdings Company's of the Board of Directors authorizing the execution, delivery, and performance by CE Casecnan of this Agreement;

(g)  the actions described in Sections 5.3 and 5.4 having taken place.

5.2. Termination of Agreement. If all of the conditions in Section 5.1 have not been fulfilled by October 15, 2003, this Agreement shall have no force and effect and neither party shall have any liability under this Agreement and the parties shall be returned to the position as of the date of this Agreement with no amendment to the Project Agreement and all attendant rights and remedies associated therewith.

5.3  NIA Actions on the Closing Date.  On or before the Closing Date, NIA shall:

      (a)  pay to CE Casecnan the amounts specified in Section 4.2, in the manner specified therein; and

      (b)  deliver or cause to be delivered to CE Casecnan the RoP Bond, together with a letter or attestation signed by an authorized officer of the Department of Finance or Bureau of Treasury confirming that the said RoP Bond has been duly and validly issued on behalf of the Republic of the Philippines, and that the obligations contained therein are legal, valid and enforceable obligations binding of the
           Republic on the Philippines in accordance with the terms and conditions thereof.

5.4   CE Casecnan Actions on the Closing Date. On or before the Closing Date,
      CE Casecnan shall:

      (a)  pay to NIA the amount specified in Section 4.4, in the manner specified therein; and

      (b)  pay the Final Settlement Taxes, provided that CE Casecnan has received written confirmation from the Bureau of Internal Revenue that other than the Final Settlement Taxes, no taxes of any kind are due in connection with the receipt by CE Casecnan of the Settlement
           Amount.

                                    ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of CE Casecnan. CE Casecnan represents that it is a private corporation, duly organized and existing under the laws of its jurisdiction of incorporation with the corporate power and authority to execute, deliver, and perform the terms and conditions to be performed by it under this
Agreement and by the Closing Date shall have taken all necessary action, and shall have secured or caused to be secured all necessary government orders, consents or approvals, permits, and licenses to enter into and perform all of the terms of this Agreement.

6.2 Representations and Warranties of NIA. NIA represents and warrants that (i)
it is an agency of the Department of Agriculture duly organized and existing under and by virtue of the laws of the Republic of the Philippines and has the power and authority to execute, deliver, and carry out the terms and conditions of this Agreement. NIA represents and warrants that by the Closing Date it shall have taken all necessary action, and have secured or caused to be secured all necessary government orders, consents or approvals, permits, and licenses to enter into and perform all of the terms of this Agreement and to permit the
Department of Agriculture, NPC and the Department of Finance to enter into and perform all of the terms of the Settlement Documents to which each of them is a party, and (ii) each approval, endorsement, authorization and opinion given with respect to the Project and the Project Agreement is and will remain valid and binding upon the execution and effectivity of this Agreement.

6.3 NIA also represents and warrants that (i) the obligations of NIA in the
Settlement Documents to which it is a party are legal and valid obligations binding on NIA enforceable in accordance with the terms and conditions thereof, and (ii) the obligations of the Republic of the Philippines under the RoP Bond are legal and valid obligations binding on the Republic of the Philippines enforceable in accordance with the terms and conditions thereof and the RoP Bond is a full faith and credit obligation of the Republic of the Philippines.

                                    ARTICLE 7

RELEASE OF CLAIMS; DISMISSAL OF ARBITRATION

7.1 Release by CE Casecnan. CE Casecnan (on behalf of itself and its affiliates, predecessors, successors, assigns, principals, officers, directors, general partners, limited partners, stockholders, members, managers, agents, servants, employees, and representatives, and all persons acting by, through, under, or in concert with any of them) hereby releases, remises and forever discharges NIA and each other agency, department and instrumentality of the Republic of the
Philippines, effective on the Closing Date, of and from any and all claims, causes of action, complaints, charges, liabilities, damages, demands, costs, taxes, attorneys' fees or expenses, whether arising in law or in equity whether fixed or contingent, whether known or unknown, which CE Casecnan ever had, now has or hereafter can, shall, or may have, for, upon, or by reason of any matter cause or thing (i) alleged or asserted by CE Casecnan in its Request for
Arbitration as filed in the ICC Arbitration, or (ii) arising prior to the
Closing Date.

7.2 Release by NIA. NIA (on behalf of itself and each other agency, department and instrumentality of the Republic of the Philippines) hereby releases, remises and forever discharges CE Casecnan (and its affiliates, predecessors, successors, assigns, parent companies, principals, officers, directors, general partners, limited partners, stockholders, members, managers, agents, servants, employees, and representatives, and all persons acting by, through, under or in concert with them), effective on the Closing Date, of and from any and all claims, causes of action, complaints, charges, liabilities, damages, demands, costs, taxes, attorneys' fees or expenses, whether arising in law or in equity, whether fixed or contingent, whether known or unknown, which NIA ever had, now has or hereafter can, shall, or may have, for, upon, or by reason of any matter cause or thing (i) alleged or asserted by NIA in its Answer and Counterclaim and
Supplemental Counterclaim as filed in the ICC Arbitration, or (ii) arising prior to the Closing Date.

7.3 Termination and Dismissal of Arbitration Proceedings. Each of NIA and CE
Casecnan hereby agree that as of the Closing Date the ICC Arbitration, including all claims and counterclaims, and all defences to all claims and counterclaims, is dismissed, on the merits, with prejudice and CE Casecnan and NIA agree to submit an executed stipulation of discontinuance in the form set forth in
Exhibit F hereto on or prior to the date which is ten days after the Closing
Date.

                                    ARTICLE 8

MISCELLANEOUS

8.1 Headings. Article, Section, Part, paragraph, and/or Schedule headings appearing in this Agreement are inserted for convenience only and shall not be construed as interpretation of text.

8.2 Severability. If any part or parts of this Agreement shall be declared invalid by an arbitral tribunal organized pursuant to Section 9.6 of this
Agreement, the other parts hereof shall not thereby be affected or impaired and the arbitral tribunal shall enforce the remainder of the agreement in a manner consistent with the manifest intent of the parties.

8.3 Notices. Unless otherwise stated, each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by facsimile, registered mail, courier, or personal delivery at the addresses or fax numbers specified in the Project Agreement.

8.4 No Waiver. None of the provisions of the Agreement shall be considered waived by either party except when such waiver is given in writing. The failure of a party to insist, in any one or more instances, upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue in full force and effect.

8.5. Assignment. The parties hereto agree that the assignment provisions of the
Project Agreement shall apply hereto mutatis mutandis..

8.6 Dispute Resolution. The parties hereto agree that the dispute resolution provisions of the Project Agreement shall apply hereto mutatis mutandis.

8.7 No Other Agreements. The Project Agreement, this Agreement and its Exhibits and Schedules supersede any previous agreements, arrangements, or representations between the parties, whether oral or written, in respect of the subject matter hereof and shall constitute the entire agreement between the parties in relation thereto.

8.8 Project Agreement To Remain In Effect. Except as expressly modified by this
Agreement, all other provisions of the Project Agreement and the rights and obligations of NIA and of CE Casecnan thereunder shall remain unchanged and in full force and effect. To the extent of any inconsistencies between the Project
Agreement and this Agreement, the provisions of this Agreement shall prevail.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of the Philippines.

IN WITNESS WHEREOF, the parties hereto have affixed their respective signatures this 29th day of September in the year 2003.

NATIONAL IRRIGATION ADMINISTRATION    CE CASECNAN WATER AND ENERGY COMPANY, INC.

By:                                   By:
Name: Jesus Emmanuel M. Paras         Name: David A. Baldwin
Title: Administrator                  Title: President and Chief Executive
                                             Officer

WITH APPROVAL OF

DEPARTMENT OF AGRICULTURE, REPUBLIC OF THE PHILIPPINES

By:
Name: Luis P. Lorenzo
Title: Secretary

DEPARTMENT OF ENERGY OF THE           DEPARTMENT OF FINANCE OF THE REPUBLIC
REPUBLIC OF THE PHILIPPINES           OF THE PHILIPPINES

By:                                   By:
Name: Vincent S. Perez, Jr            Name: Jose Isidro N. Camacho
Title: Secretary                      Title: Secretary

NATIONAL POWER CORPORATION (with reference to Section 2.5, Dispatch Protocol)

By:
Name: Rogelio M. Murga
Title: President

NOTED BY:

POWER SECTOR ASSETS AND LIABILITIES MANAGEMENT CORPORATION

By:
Name: Edgardo M. Del Fonso
Title: President